UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2006

PROTEIN POLYMER TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-19724	33-0311631
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

10655 Sorrento Valley Road, San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(858) 558-6064

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act ( 17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On July 12, 2006, the Company entered into an Amendment No. 1 to the Note, dated as of April 13, 2006 in favor of Matthew J. Szulik (the “Payee”), by and among the Company, Taurus Advisory Group, LLC, as agent for the Payee and James Tagliaferri, pursuant to which the term of the Note was extended from July 12, 2006 to October 10, 2006 in consideration for the Company agreeing to pay the Payee additional interest on the Note in the aggregate amount of $20,000.

The details of the Note and ancillary agreements thereto as called for by this Item 1.01 are fully set forth in Item 1.01 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 27, 2006 and is incorporated herein by reference in its entirety.

Material Relationship with the Company

Apart from ownership of Company securities, the Payee has no material relationship with the Company. Mr. Szulik’s collateral agent and designee, Taurus Advisory Group, LLC, is a registered investment advisor and advises a number of the Company’s stockholders in investment decisions, including decisions about whether to invest in our stock. Taurus has discretionary authority to vote or dispose of the shares held in its client accounts and therefore may be deemed to be the beneficial owner of such shares. Taurus expressly disclaims such beneficial ownership.

Based upon the Company’s stock records and data supplied to the Company by the holders, the Company believes that the Payee, prior to his acquisition of the Warrant, was the beneficial owner of approximately 16.48% of the Company’s securities. Beneficial ownership is determined by the Company in accordance with rules of the Securities and Exchange Commission, and generally includes voting power and/or investment power with respect to securities. Shares of the Company’s common stock issuable upon conversion of preferred stock or subject to options or warrants exercisable within 60 days are deemed outstanding for computing the percentage of the person holding such preferred stock, options or warrants but are not deemed outstanding for computing the percentage of any other person.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROTEIN POLYMER TECHNOLOGIES, INC., a Delaware corporation
Date: July 18, 2006	By: /s/ Janis Neves Janis Neves Corporate Secretary